Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the C-COR Amended and Restated Incentive Plan of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of ARRIS Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, ARRIS Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ARRIS Group, Inc., filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Atlanta, Georgia
December 19, 2007